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                    Exhibit 10.1

                            AGREEMENT

     AGREEMENT dated as of September 29, 1997 (the "Agreement") by and between Western Pacific Airlines, Inc. ("WestPac") and Frontier Airlines, Inc. ("Frontier").

     WHEREAS, WestPac and Frontier entered into an Agreement and Plan of Merger dated as of June 30, 1997; and

     WHEREAS, WestPac and Frontier entered into a Codeshare Agreement dated as of June 30, 1997; and

     WHEREAS, WestPac and Frontier mutually desire to terminate the Merger Agreement, amend the Codeshare Agreement and agree to certain other matters as set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Pursuant to Section 7.1 of the Merger Agreement, WestPac and Frontier hereby mutually consent and agree that the Merger Agreement is terminated effective September 29, 1997.

     2. The Codeshare Agreement is hereby amended as set forth in Attachment 1 hereto and shall continue in effect, as so amended.

     3. Termination of the Merger Agreement and the Codeshare Agreement as provided above shall be jointly announced on September 29, 1997 at 4:00 p.m. Eastern Daylight Time through issuance of a joint press release in the form set forth in Attachment 2 hereof. Other than disclosures which state that the Merger Agreement has been terminated by mutual agreement, and disclosures which a party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of Nasdaq or any national securities exchange, neither party shall make any press release or public announcement with respect to the Merger Agreement or reasons for its termination. Each party agrees to use reasonable efforts to encourage future cooperation and professionalism between the parties and in connection with such business as may continue between the parties such as, but not limited to, the continuation of employee pass privileges between the parties and the continuation of the existing interline ticketing and baggage agreement between the parties.

     4. To the extent WestPac and Frontier have entered into other cooperative operating agreements and arrangements (e.g., station operations, lost baggage processing, cross utilization of employees), each party agrees to use its reasonable best efforts to cooperate in terminating


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such agreements and arrangements in a manner and within time frames which minimize disruption to operations and best serve the customers of each of the companies.

     5. From the date hereof until January 1, 1998, neither WestPac or Frontier shall solicit for employment or employ, without first receiving the prior written approval of the other party, any employee employed by the other; provided, however, that the term "solicit for employment" shall not be deemed to include any advertising in newspapers, trade publications or any other publicly distributed medium addressed to the general public and either party may employ any person who, without other solicitation, responds to such as advertisement.

     6. All costs and expenses incurred in connection with the Merger Agreement, the transactions contemplated thereby, and its termination shall be paid by the party incurring such expenses.

     7. Notwithstanding any other provision of the Merger Agreement, it is agreed that, except as set forth in this Agreement, all obligations of WestPac and Frontier under the Merger Agreement are terminated and each party agrees to acquit and discharge the other from any claims, actions, rights, demands, damages, costs, loss of services, attorney fees, expenses or other damages of whatever nature or kind arising from the Merger Agreement.

     8. This Agreement may be executed by facsimile signatures and delivered by the parties in separate and identical counterparts, each of which when so executed and delivered will be an original, but all of which taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be delivered on their behalf on the day and year first above written.

WESTERN PACIFIC AIRLINES, INC.             FRONTIER AIRLINES, INC.

By  /s/George Leonard                      By:   /s/Samuel D. Addoms
---------------------------                --------------------------
   George Leonard                                Samuel D. Addoms
   Vice President and CFO                        President and CEO

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                         Attachment 1

                AMENDMENT TO CODESHARE AGREEMENT

Whereas, Western Pacific Airlines, Inc. ("WestPac") and Frontier Airlines, Inc. ("Frontier") entered into a Codeshare Agreement (the "Codeshare Agreement") dated June 30, 1997; and

Whereas, the parties desire to amend the Codeshare Agreement as set forth below.

Now, therefore, WestPac and Frontier agree as follows:

1.  Section 2.4 of the Codeshare Agreement is deleted.

2. Section 19.1 of the Codeshare Agreement is deleted and replaced by the following:

         "19.1. This Agreement shall become effective on the date hereof and shall continue thereafter until November 16, 1997."

3. WestPac agrees to and shall assume full responsibility for contacting and reaccommodating passengers holding reservations on flights operated by Frontier but booked under the W7 code, and Frontier agrees to and shall assume full responsibility for contacting and reaccommodating passengers holding reservations on flights operated by WestPac but booked under the F9 code. With respect to each passenger reaccommodated on another WestPac or Frontier flight, the parties mutually agree to notify each other of such reaccommodation by providing the other party with such passenger's name, itinerary and ticket number at least seven days prior to such passenger's original departure date or December 7, 1997, whichever date first occurs.

Subject to space availability, the Operating Carrier, as defined in the Codeshare Agreement, agrees to accept reaccommodation of passengers by the Marketing Carrier, as defined in the Codeshare Agreement, without increase in fare.

The parties further agree that with respect to each passenger not contacted within the time provided above and who must be reaccommodated on a air carrier other than WestPac or Frontier, such reaccommodation cost will be borne by the Marketing Carrier.

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                              Attachment 2

DENVER, Sept. 29/PRNewswire/--Frontier Airlines, Inc. (Nasdaq: FRNT) and Western Pacific Airlines, Inc. (Nasdaq: WPAC) today announced their mutual agreement to immediately terminate a previously announced merger agreement under which Western Pacific would have acquired Frontier. The two Companies also reported the termination of their current codeshare agreement, effective November 16, 1997. If passengers are affected by a change in schedule they will be contacted by the carrier that issued the ticket.

     In a statement today, Western Pacific President and CEO Robert A. Peiser said: "Each of us is involved in numerous activities designed to improve our respective airlines. We found the amount of time involved in consummating the merger was taking a toll on employee morale, financial performance and operations of both airlines. We also believe that given our cultural differences and the contrast in our scheduling philosophies, it is in the best interests of each of our Companies to remain independent."

     The two carriers' codeshare schedule currently provides service from either Denver or Colorado Springs to 25 destinations across the nation with Western Pacific operating 19 Boeing 737 jets and Frontier operating 13 Boeing 737 jets. Each airline will honor codeshare tickets through the normal expiration dates.